UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

August 9, 2011

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of Preferred Stock Under Small Business Lending Fund Program. On August 11, 2011, Heritage Bankshares, Inc. (the “Company”) entered into and consummated the transactions contemplated by a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the Secretary of the Treasury (the “Secretary”) under the Small Business Lending Fund program (the “SBLF Program”), a $30 billion fund established under the Small Business Jobs Act of 2010 that is designed to encourage lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. Under the Securities Purchase Agreement, the Company issued to the Secretary a total of 7,800 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “SBLF Preferred Stock”), having a liquidation value of $1,000 per share, for a total purchase price of $7,800,000.

The SBLF Preferred Stock qualifies as Tier 1 capital. Non-cumulative dividends are payable quarterly on the SBLF Preferred Stock, beginning October 1, 2011. The dividend rate is calculated as a percentage of the aggregate liquidation value of the outstanding SBLF Preferred Stock and is based on changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Securities Purchase Agreement) by the Company’s wholly owned subsidiary, Heritage Bank (the “Bank”), compared to the Bank’s baseline QSBL level of approximately $70 million. Based upon the Bank’s initial level of QSBL compared to the baseline, as calculated under the Securities Purchase Agreement, the dividend rate on the SBLF Preferred Stock has been set at five percent (5%) for the initial dividend period.

For the second through ninth calendar quarters after closing of the SBLF Program transaction, the dividend rate will fluctuate between one percent (1%) and five percent (5%) to reflect the amount of change in the Bank’s level of QSBL compared to the initial baseline. More specifically, if the Bank’s QSBL at the end of a quarter has increased as compared to the baseline, then the dividend rate payable on the SBLF Preferred Stock would change as follows:

Relative Increase in QSBL to Baseline	Dividend Rate
less than 2.5%	5%
between 2.5% and 5.0%	4%
between 5.0% and 7.5%	3%
between 7.5% and 10.0%	2%
10% or more	1%

Based on an $8.2 million (or 11.8%) increase in the Bank’s level of QSBL to approximately $78.1 million as of June 30, 2011, the Company believes (but cannot guarantee) that the dividend rate on the SBLF Preferred Stock will reduce to one percent (1%) for its second dividend period under the SBLF Program.

From the tenth calendar quarter through 4.5 years after closing of the SBLF Program transaction, the dividend rate on the SBLF Preferred Stock will be fixed at between one percent (1%) and seven percent (7%) based on the level of QSBL at that time, as compared to the baseline; however, the dividend rate will increase to 7% only if the rate of small business lending has stayed the same or decreased. If any SBLF Preferred Stock remains outstanding after 4.5 years, the dividend rate will increase to nine percent (9%).

The potential dividend rate reduction is limited, such that the reduction will not apply to any SBLF Program investment proceeds that exceed the increase in Qualified Small Business Lending. In other words, to take full advantage of available dividend rate reductions on the SBLF Preferred Stock, the Bank must maintain increased levels of QSBL of at least $7.8 million, which as noted above it has achieved as of June 30, 2011 (the dividend rate for “non-qualifying” SBLF funds is 5%).

The SBLF Preferred Stock is non-voting, except in limited circumstances that could impact the SBLF investment, such as (i) authorization of senior stock, (ii) charter amendments adversely affecting the SBLF Preferred Stock and (iii) extraordinary transactions such as mergers, asset sales, share exchanges and the like (unless the SBLF Preferred Stock remains outstanding and the rights and preferences thereof are not impaired by such transaction).

If the Company misses five dividend payments, whether or not consecutive, the holder of the SBLF Preferred Stock will have the right to appoint a representative as an “observer” on the Company’s Board of Directors.

The SBLF Preferred Stock is not convertible to common stock or any other securities. Distributions upon any liquidation of the Company must be paid on the SBLF Preferred Stock up to the aggregate liquidation value, plus accrued dividends, before any other shareholder distributions can be made.

The SBLF Preferred Stock may be redeemed (repurchased) by the Company at any time, at a redemption price of $1,000 per share plus accrued but unpaid dividends to the date of redemption, subject to the approval of the Company’s federal banking regulator. The SBLF Preferred Stock may be redeemed in whole or in part, subject to a minimum redemption of at least 25% of the original SBLF investment (i.e., about $1.95 million).

The SBLF Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the SBLF Preferred Stock under applicable securities laws upon the request of the Treasury, as further described in the Securities Purchase Agreement. The SBLF Preferred Stock is not subject to any contractual restrictions on transfer and thus the Secretary may sell, transfer, exchange or enter into other transactions with respect to the SBLF Preferred Stock without the Company’s consent.

Final Redemption of TARP Preferred Stock. On August 11, 2011, the Company entered into and consummated the transactions contemplated by a letter agreement (the “Repurchase Document”) with the United States Department of the Treasury (the “Treasury”). Under the Repurchase Document, the Company redeemed (repurchased) from the Treasury, using the proceeds from the issuance of the SBLF Preferred Stock, all 7,497 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share, and all 303 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (collectively, the “TARP Preferred Stock”), for a redemption price of approximately $7.896 million, including accrued but unpaid dividends to the date of redemption. The Company had previously repurchased 2,606 TARP preferred shares in March 2011.

The TARP Preferred Stock was issued to the Treasury in September 2009 in connection with the Company’s participation in the TARP Capital Purchase Program. As a result of its redemption of the TARP Preferred Stock, the Company is no longer subject to the limits on executive compensation and other restrictions stipulated under the TARP Capital Purchase Program. The Company will, of course, be subject to all terms, conditions and other requirements for participation in the SBLF Program for as long as any SBLF Preferred Stock remains outstanding.

Copies of the Securities Purchase Agreement, the Repurchase Document and the Articles of Amendment to the Company’s Articles of Incorporation establishing the terms of the SBLF Preferred

Stock are included as exhibits to this Form 8-K and are hereby incorporated by reference into this Form 8-K, including, as applicable, Items 1.01, 3.02, 3.03 and 5.03 hereof. The summaries of these documents included in this Form 8-K are qualified in their entirety by reference to the applicable documents.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 under the caption “Issuance of Preferred Stock Under Small Business Lending Fund Program” is incorporated by reference into this Item 3.02. The SBLF Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 under the caption “Issuance of Preferred Stock Under Small Business Lending Fund Program” is incorporated by reference into this Item 3.03.

In addition, the terms of the SBLF Preferred Stock impose limits on the Company’s ability to pay dividends on and repurchase shares of its common stock and other securities. More specifically, if the Company fails to declare and pay dividends on the SBLF Preferred Stock in a given quarter, then during such quarter and for the next three quarters following such missed dividend payment the Company may not pay dividends on or repurchase any common stock or any other securities that are junior to (or in parity with) the SBLF Preferred Stock, except in very limited circumstances.

Also under the terms of the SBLF Preferred Stock, the Company may declare and pay dividends on its common stock or any other stock junior to the SBLF Preferred Stock, or repurchase shares of any such stock, only if after payment of such dividends or repurchase of such shares the Company’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital, as set forth in the Articles of Amendment establishing the SBLF Preferred Stock, excluding any subsequent net charge-offs and any redemption of the SBLF Preferred Stock (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary and ending on the tenth anniversary of issuance of the SBLF Preferred Stock, by ten percent (10%) for each one percent (1%) increase in the Bank’s QSBL over the baseline level.

If any SBLF Preferred Stock remains outstanding on the tenth (10th) anniversary of issuance, the Company may not pay any further dividends on its common stock or any other junior stock until the SBLF Preferred Stock is redeemed in full.

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 9, 2011, Wendell C. Franklin announced his resignation from the Board of Directors of the Company, effective immediately. Mr. Franklin desires to expand his lending relationship with the Bank, but is prevented from doing so by applicable state and federal regulations that apply to all bank and bank-holding company directors and impose lending restrictions on such directors that are more onerous than those that apply to non-directors, and thus concluded that his resignation from the Board is in the best interests of both the Company and his personal and professional business endeavors.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 9, 2011, the Company filed with the State Corporation Commission of the Commonwealth of Virginia certain Articles of Amendment to its Articles of Incorporation establishing the terms of the SBLF Preferred Stock (“Articles of Amendment”). A copy of the Articles of Amendment is included as Exhibit 3.2 to this Form 8-K and is incorporated by reference into this Item 5.03.

Item 8.01.	Other Events

On August 11, 2011, the Company issued a press release regarding its issuance of the SBLF Preferred Stock and final repurchase of the TARP Preferred Stock. The press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

3.2	Articles of Amendment to the Articles of Incorporation of the Company Establishing the Terms of the SBLF Preferred Stock

10.22	Securities Purchase Agreement, dated August 11, 2011, between the Company and the Secretary of the Treasury, with respect to the sale of the SBLF Preferred Stock

10.23	Repurchase Document, dated August 11, 2011, between the Company and the United States Department of the Treasury, with respect to the repurchase of the TARP Preferred Stock

99.1	Press Release issued by Heritage Bankshares, Inc. on August 11, 2011

Heritage Bankshares, Inc.
(Registrant)

Date: August 11, 2011
/s/ John O. Guthrie
John O. Guthrie
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

3.2	Articles of Amendment to the Articles of Incorporation of the Company Establishing the Terms of the SBLF Preferred Stock

10.22	Securities Purchase Agreement, dated August 11, 2011, between the Company and the Secretary of the Treasury, with respect to the sale of the SBLF Preferred Stock

10.23	Repurchase Document, dated August 11, 2011, between the Company and the United States Department of the Treasury, with respect to the repurchase of the TARP Preferred Stock

99.1	Press Release issued by Heritage Bankshares, Inc. on August 11, 2011